AGREEMENT FOR PURCHASE AND SALE OF STOCK

      This Agreement for Purchase and Sale of Stock is made as of April 30, 2004, at Torrance, California, among and between Digital Learning Management Corporation ("Buyer"), a Nevada Corporation, having its principal office in Torrance, California; Khalid Mahmood and Aslam Ali ("Shareholders"), residing in the County Of Orange, California; and Global Computer Systems, Inc.("GLOBAL"), a California Corporation, with its principal office at 32-A Mauchley Place, Irvine, California 92618. In this Agreement, Shareholders and GLOBAL, are also collectively referred to as "Selling Parties."

      Shareholders have represented they owns 100% of all the outstanding and issued stock of GLOBAL and Buyer desires to purchase all such stock from Shareholders, and Shareholders desire to sell all his stock to Buyer, and GLOBAL desires that this transaction to be consummated, therefore, and in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

      1. Shareholders and Buyer adopt this Agreement as a plan of reorganization under Internal Revenue Code Section 368(a)(1)(B).

      2. The transaction shall be closed when Shareholders transfer and convey the Shares to Buyer, and Buyer, acting for itself or through its attorney in fact, actually cause the registration of such shares as beneficial owner on the books of GLOBAL.

      3. Buyer agrees to pay for such shares and Shareholders agree to accept as payment in full for such shares in the following manner:

            a. By issue to Shareholders a total of 100,000 Common Shares of Buyer's stock. Such stock shall be issued in the name of Shareholders or their nominees as the Shareholders may in writing direct. Shareholders hereby acknowledge that Buyer's shares will be subject to the restriction that no sale and or transfer of such stock may be made for a period of one year after the date of closing.

            b. A further payment of $200,000 (two hundred thousand dollars) sixteen months after closing of this transaction providing GLOBAL achieves minimum revenues of $1.7 million, with a 20% gross margin on such revenues (hereafter "Target Figures") in the first fifteen months of operations after closing. In the event that Target Figures are not achieved in said fifteen months of operations, then Shareholders shall be entitled to be paid a portion of said $200,000 (two hundred thousand dollars). Such portion shall be in a direct proportion to the revenues achieved in relation to the stated Target Figures. Thus, if the revenues in the first fifteen months amount to $1.0 million with 20% gross profit margin then Shareholders will receive 1/1.7 of the $200,000 (two hundred thousand dollars) or $117,647 (one hundred seventeen thousand six hundred and forty seven dollars). It is understood that no proportion of the $200,000 (two hundred thousand dollars) shall be due or payable under this paragraph unless GLOBAL achieves minimum revenues of $500,000 ( five hundred thousand dollars) in the first fifteen months of operations after closing of this transaction. All determinations of the quantum of revenues and gross profits achieved under this paragraph shall be made in accordance with the standards in place at the time of the required determination by Generally Accepted Accounting Principles ("GAAP").


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

      4. In addition to the foregoing  payments,  the Shareholders  acknowledges
that  he  is  entitled  to  the  payment  of  ten  dollars   ($10.00)   for  the
non-competition covenant as more fully provided in paragraph 34.

      5. Selling Parties, jointly and severally, warrant that, except as set forth in the disclosure schedule attached as Exhibit A, Exhibit B.1, Exhibit B.2 that:

            a. GLOBAL is duly organized, validly existing, and in good standing under the laws of California and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it. Neither the ownership of its properties nor the nature of its business requires GLOBAL to be qualified in any jurisdiction other than the state of its incorporation.

            b. The authorized capital stock of GLOBAL consists of 25,000 shares of common stock, without par value, of which 25,000 shares (the Shares) are issued and outstanding. All the Shares are validly issued, fully paid, and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating GLOBAL to issue or to transfer from treasury any additional shares of its capital stock of any class.

            c. Shareholders are the owners, beneficially and of record, of all the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions. Shareholders have full power to transfer the Shares to Buyer without obtaining the consent or approval of any other person or governmental authority.

            d. GLOBAL does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

            e. Exhibit B.1 to this Agreement sets forth balance sheets of GLOBAL for the twelve month period ending December 31, 2003 and for the four month period ending April 30, 2004 together with related statements of income and retained earnings for the period on those dates, prepared and reviewed by Khan & Associates, CPA, GLOBAL's independent public accountant whose opinions with respect to those financial statements appear in said Exhibit B.1.

            f. Exhibit B.2 to this agreement is a certificate by the President of GLOBAL; a) confirming the accuracy of the financial condition of GLOBAL as reflected in Exhibit B.1 for those periods and as accurately reflecting the results of its operations for the respective periods indicated and; b) all statements in Exhibits B1 have been prepared in accordance with Generally Accepted accounting Principles which have been consistently followed by GLOBAL throughout the periods indicated, and.

            g. Since December 31, 2003, there has been no:


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

                  (i) Transaction by GLOBAL except in the ordinary course of business; date;

                  (ii) Capital expenditure by GLOBAL exceeding $5,000.00;

                  (iii) Material adverse change in the financial condition, liabilities, assets, business, or prospects of GLOBAL;

                  (iv) Destruction, damage to, or loss of any asset of GLOBAL (whether insured or uninsured) that materially and adversely affects the financial condition, business, or prospects of GLOBAL;

                  (v) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by GLOBAL;

                  (vi) Revaluation by GLOBAL of any of its assets;

                  (vii) Declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of GLOBAL, or any direct or indirect redemption, purchase, or other acquisition by GLOBAL of any of its shares of capital stock;

                  (viii) Increase in the salary or other compensation payable or to become payable by GLOBAL to any of its officers, directors, or employees or declaration, payment, or commitment or obligation of any kind for the payment, by GLOBAL or Subsidiary, of a bonus or other additional salary or compensation to any such person;

                  (ix) Sale or transfer of any asset of GLOBAL, except in the ordinary course of business;

                  (x) Amendment or termination of any contract, agreement, or license to which GLOBAL is a party, except in the ordinary course of business;

                  (xi) Loan by GLOBAL to any person or entity, or guaranty by GLOBAL of any loan;

                  (xii) Mortgage, pledge, or other encumbrance of any asset of GLOBAL;

                  (xiii) Waiver or release of any right or claim of GLOBAL except in the ordinary course of business;

                  (xiv) Commencement, notice, or threat of commencement of any civil litigation or governmental proceeding against GLOBAL or investigation of its affairs except a claim by Press Enterprise for less than $5,000 for advertising;

                  (xv) Labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                  (xvi) Issuance or sale by GLOBAL of any shares of its capital stock of any class or of any other of its securities except 100,000 common shares to Shareholders;

                  (xvii) Agreement by GLOBAL to do any of the things described in the preceding clauses (i) through (xvi); or

                  (xviii) Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets, liabilities, or prospects of GLOBAL.

            h. GLOBAL has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in GLOBAL's balance sheet as of April 30, 2004, included in the financial statements or set forth in Exhibit B.3 to this Agreement, except for (1) those that may have been incurred after the date of the balance sheet, (2) those that are not required by Generally Accepted Accounting Principles to be included in a balance sheet, (3) those that are the subject of year-end adjustments, and (4) those ordinarily included in footnotes. All debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

            i. The provisions for taxes reflected in GLOBAL's balance sheet as of April 30, 2004 are adequate and correctly reflect liability for all income, payroll, and other taxes payable to federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether disputed or undisputed. There are no present disputes about taxes of any nature payable by GLOBAL.

            j. The books and records of GLOBAL contain a complete and accurate description and specify the location of all vehicles, equipment, furniture, supplies, and all other tangible personal property owned by, in the possession of, or used by GLOBAL in connection with its business. Exhibit C.2 is a complete list of personal property owned and used by GLOBAL and except as noted on this exhibit no personal property owned or used by GLOBAL in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession and under the control of GLOBAL. The tangible personal property reflected in those books and records constitutes all such tangible personal property necessary for the conduct by GLOBAL business as now conducted.

            k. All accounts receivable of GLOBAL shown on the balance sheet of GLOBAL as of April 30, 2004, arose from valid sales in the ordinary course of business. All accounts receivables shall not be below the figure shown on said date and are collectible within forty five days of April 30, 2004. A variance of $10,000 will be allowed to cover any bad debts.

            l. Techconsults. Net is the trade name and service mark of GLOBAL. GLOBAL also has unregistered copyrights related to all courses it gives. Selling Parties have no knowledge of any infringement or alleged infringement by others of any GLOBAL trade name, trademark, service mark, or copyright. Selling Parties have no indication that GLOBAL has infringed or is now infringing on any trade name, trademark, service mark, or copyright belonging to any other person or firm. GLOBAL has the right to sell or assign to Buyer all owned trademarks, trade names, service marks, copyrights, and all such licenses and other rights.

            m. GLOBAL has good and marketable title to all its assets, whether real, personal, mixed, tangible, or intangible assets that are used in the businesses of GLOBAL. All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (1) those disclosed in GLOBAL's balance sheet as of April 30, 2004, or in Exhibits B.1 to this Agreement; (2) the lien of current taxes not yet due and payable; and (3) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations. The GLOBAL is not in default or in arrears in any material respect under any lease. All tangible personal property of GLOBAL that is necessary to the operation of its businesses is in good operating condition and repair, ordinary wear and tear excepted. GLOBAL is in possession of all premises leased to them from others. No Shareholders; nor any officer, director, or employee of GLOBAL or any spouse, child, or other relative of any of these persons owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to GLOBAL or any copyrights, patents, trademarks, trade names, or trade secrets licensed by GLOBAL.

            n. Exhibit F.1 to this Agreement is a correct and current list of all customers of GLOBAL together with a complete details of the courses being taken, fees collected and fees due but uncollected as to each customer.

            o. Exhibit B.4 to this Agreement is a description of all insurance policies held by GLOBAL concerning its businesses and properties. All these policies are in the respective principal amounts set forth in Exhibit B.4. GLOBAL has maintained and now maintains (1) insurance on all its assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (2) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. GLOBAL is not in default with respect to payment of premiums on any such policy.

            p. GLOBAL has received no notice of any violation of any applicable federal, state, or local statute, law, or regulation (including any applicable building, zoning, environmental protection), or other law, ordinance, or regulation affecting their properties or the operation of their business; and to the best of the knowledge of Shareholders and GLOBAL, there are no such violations.

            q. GLOBAL has received no notice of any violation of any applicable federal, state, or local statute, law, or regulation, and represents that:

                  (i) GLOBAL has complied in all material respects with all federal, state, and local environmental protection laws and regulations and has not been cited for any violation of any such law or regulation.

                  (ii)  GLOBAL  has  complied  with  all   requirements  of  the
Occupational   Safety  and  Health  Act  and  its  California   equivalents  and
regulations  promulgated under any such  legislation.

            r. Except as set forth in Exhibit G.1, there is no pending, or, to the best knowledge of Shareholders, any threatened, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting GLOBAL or any of its businesses, assets, or financial conditions. The matters set forth in Exhibit G.1, if decided adversely to GLOBAL, will not result in a material adverse change of more than $5,000 in the business, assets, or financial condition of GLOBAL. Selling Parties have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Exhibit G.1. GLOBAL is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Except as set forth in Exhibit G.1, neither GLOBAL nor Shareholders are presently engaged in any legal action to recover money owed to any of them or damages sustained by any of them.

            s. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (1) a breach of any term or provision of this Agreement; (2) a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the articles of incorporation or bylaws of GLOBAL or any lease, license, promissory note, conditional sales contract, or other agreement, instrument, or arrangement to which Shareholders or GLOBAL are a party or by which any of them or the property of any of them is bound; (3) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of GLOBAL, (4) the creation or imposition of any lien, charge, or encumbrance on any of the properties of GLOBAL, (5) or the loss of GLOBAL's eligibility or approval from participating in programs under the California Bureau of Private Post Secondary Education.

            t. Selling Parties have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement; and no approvals or consents of any persons other than Selling Parties are necessary in connection with it, other than; the approval of the California Bureau of Private Post Secondary Vocational Education ("BPPVE"), to the change of control to carry on the business of the GLOBAL as now being conducted. In this regard Selling Parties shall immediately on signing of this agreement make their best efforts to facilitate all approvals from the BPPVE for the proposed change of control of GLOBAL as envisaged by this agreement in order to permit GLOBAL to carry on its business as now carried on and all parties to this agreement acknowledge that without approval of such change of control by the regulatory authorities, this transaction can not be consummated and Buyer shall be entitled to withdraw from this agreement without incurring any obligation or liability. It is, however, agreed between the parties that in consideration of monies to be advanced by DLMC to GLOBAL for continuing operations during the approval process Shareholders shall, at closing, cause nominees of DLMC to be appointed Officers and Directors in place of the present Officers and Directors of GLOBAL and to provide GLOBAL or its nominee a power of attorney to transfer and register the Shareholder's shares on GLOBAL'S books and records at any time after the execution of this Agreement. In the event that this transaction, for what ever reason, and only after GLOBAL has refunded to DLMC all monies advanced to GLOBAL pending closing under this paragraph, fails to close then DLMC agrees that it will cause its nominees to resign as Officers and Directors of GLOBAL and to surrender the Power of Attorney given under this paragraph.

            u. No Shareholders, officer, director, or employee of the GLOBAL or any spouse or child of any of them has any direct or indirect interest in any competitor, supplier, or customer of GLOBAL or in any person from whom or with whom GLOBAL is doing business except the Irvine College of Medical Sciences, Inc.

            v. On signing of this Agreement Selling Parties will furnish to Buyer, for its examination (1) copies of the articles of incorporation and bylaws of GLOBAL; (2) the minute books of GLOBAL containing all records required to be set forth of all proceedings, consents, actions, and meetings of the Shareholders and boards of directors of GLOBAL; (3) copies of all documents evidencing licenses and approvals from the California Bureau of Private Post Secondary Education ; and (4) The stock transfer books of GLOBAL setting forth all transfers of any capital stock.

            w. Exhibit B.5 is a list of the names and addresses of all officers, directors, employees, and agents of GLOBAL, stating the rates of compensation payable to each.

            x. All of GLOBAL's employment agreements are oral and to the best of Selling Parties' knowledge, GLOBAL is not in default under any of these agreements.

            y. None of the warranties made by Shareholders or GLOBAL, or made in any certificate or memorandum furnished or to be furnished by any of them or on their behalf, taken as a whole contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements made true.

      6. Buyer represents and warrants that:

            a. Buyer is publicly traded Over the Counter Bulletin Board Corporation under the symbol DGTL and is organized, existing, and in good standing under the laws of Nevada. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

            b. Buyer need not make nor obtain any consent, approval, or authorization of, or declaration, filing, or registration with, any federal or state governmental or regulatory authority in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement except that the consummation of this agreement is dependant upon the Buyer successfully obtaining any Governmental or Trade Organization approvals necessary to carry on the GLOBAL's business as now carried on after the change of control contemplated by this transaction.

      7. Selling Parties covenant that from the date of this Agreement until the closing:

            a. Buyer and its counsel, accountants, and other representatives will have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to GLOBAL. Selling Parties will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties, including necessary authorizations directed to its accountants, who have prepared its financial statements, to permit DLMC to examine, copy and utilize for the purpose of conducting a financial audit, prior to closing, of all their working papers and statements that Buyer may reasonably request. Buyer agrees to give Selling Parties twenty-four hours notice before visiting Buyer's place of business.

            b. Nothing in this Agreement will obligate Selling Parties to disclose any classified information or provide any access to representatives of Buyer prohibited or not authorized by applicable governmental authority.

      8. GLOBAL will carry on its businesses and activities diligently and in substantially the same manner as previously carried out and will not institute any unusual or novel methods of purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by GLOBAL as of the date of this Agreement.

      9. GLOBAL will use reasonable efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact and to retain its present employees and to preserve its present relationships with customers and others having business relationships with it.

      10. GLOBAL will not (1) amend its articles of incorporation or bylaws; (2) issue any shares of its capital stock; (3) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or (4) agree to do any of the acts listed above.

      11. GLOBAL will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of their businesses. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, GLOBAL on any of its properties or in respect of its operations will be increased by the amount or amounts Buyer will specify. The representations in this section are made subject to the insurers' agreement to renew existing policies.

      12. GLOBAL will not do or agree to do, without Buyer's consent, any of the following:

            a. Enter into any contract, commitment, or transaction not in the usual and ordinary course of its business,

            b. Enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding $10,000.00,

            c. Make any capital expenditures in excess of $5,000.00 for any single item or $10,000.00 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $5,000.00; or

            d. Sell or dispose of any capital assets with a net book value exceeding $1,000.00, individually, or $5,000.00 in the aggregate.

      13. GLOBAL will not:

            a. Declare, set aside, or pay any dividend or make any distribution in respect of its capital stock,

            b. Directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or

            c. Enter into any agreement obligating it to do any of the foregoing prohibited acts.

            d. Agree to: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan, or other obligation owed to GLOBAL.

            e. Agree to, modify, amend, cancel, or terminate any of its existing contracts or agreements.

      14. Buyer will exercise its best efforts, and promptly execute and deliver any documents and instruments that may be reasonably required, to assist Selling Parties in obtaining any consents or approvals to consummate this transaction. Provided, however, that Buyer will not be obligated under this paragraph to execute any guaranty, assumption of liability or other document or instrument requiring it to assume obligations except as may be required for the assumption of the existing loan as of April 30, 2004 with the Union Bank of California in the amount of $90,960.54.

      15. At the written request of Buyer, GLOBAL will within five days document and describe any of its trade secrets, processes, or business procedures specified by Buyer, in form and content satisfactory to Buyer.

      16. All warranties of Selling Parties set forth in this Agreement will also be true on the date as if made on that date, except to the extent that any of them may become untrue because of events beyond the control of Selling Parties, who are unable to make them true as of the date despite their best efforts to do so.

      17. Whether or not the closing takes place, Selling Parties waive any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential business information of GLOBAL from the date of this Agreement until the date of closing, except for the intentional competitive misuse by Buyer or its representatives of such trade secrets or other confidential business information if the closing does not take place.

      18. Buyer agrees that, unless and until the transactions contemplated by this Agreement have been consummated, Buyer its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of Shareholders or GLOBAL all data and information about the business of GLOBAL obtained in connection with this transaction or agreement, except as far as the data and information may be required by law to be included in any federal or state filings and/or disclosures required to be made in connection with its obligations as a publicly traded entity. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Selling Parties all that data and information that Selling Parties may reasonably request, including worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Buyer in connection with this transaction.

      19. The obligations of Buyer to purchase the Shares under this Agreement are subject to the satisfaction, at or before the, of the following conditions;

            a. Buyer obtaining all licenses, permits, approvals and consents regulatory authorities to carry on the business of GLOBAL in substantially the same manner as carried on by the Selling Parties.

            b. Buyer completing, to the satisfaction of its financial and legal advisers, a due diligence of the affairs of GLOBAL.

            c. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Shareholders, or GLOBAL are in default of any of their representations, warranties, or covenants under this Agreement.

      20. Except as otherwise permitted by this Agreement, all warranties by each of the Selling Parties in this Agreement, or in any written statement that will be delivered to Buyer by any of them under this Agreement, must be true in all material respects on the date as though made at that time.

      21. During the period from April 30, 2004 to the date of closing, there will not have been any material adverse change in the financial condition or the results of operations of GLOBAL and GLOBAL will not have sustained any insured or uninsured loss or damage to its assets that materially and adversely affects its ability to conduct a material part of its business.

      22. Buyer will receive a certificate, dated the date, signed and verified by GLOBAL's President and Chief Executive Officer in such detail as Buyer and its counsel may reasonably request, that to the best of his knowledge the conditions specified in paragraphs, 21 have been fulfilled, and;

            a. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, will have been instituted or threatened on or before the date of closing.

            b. That on the basis of a limited review (not an audit) of the latest available accounting records of GLOBAL, consultations with other responsible officers of GLOBAL and with Shareholders, and other pertinent inquiries that he deemed necessary, he has no knowledge or reason to suspect that during the period from April 30, 2004 to the date of closing, there was any change in the financial condition or results of operations of GLOBAL except changes incurred in the ordinary and usual course of its respective business during that period that in the aggregate are not materially adverse, and any other changes or transactions contemplated by this Agreement.

            c. That as of the time of closing of the transaction herein the GLOBAL bank balance, after reconciliation, shall contain a credit balance of not less than $7, 400.00.

      23. Buyer will receive satisfactory evidence showing that as of a date not more than 15 days before the closing date that total taxes, interest and penalties, including Social Security and other payroll taxes have been fully paid and no monies are owed for Federal, State, County and local authorities.

      24. Buyer will have received a Certificate of Release from the California Employment Development Department stating that, as of a date not more than 15 days before the date, no contributions, interest, or penalties are due to the Employment Development Department from GLOBAL.

      25. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, will have been obtained by Selling Parties and delivered to Buyer on the date of the closing of this transaction, including, all necessary approval documents to permit continuance of operations of GLOBAL in its present manner after the change of control under the California Bureau of Private Post Secondary Education.

      26. The form and substance of all certificates, instruments and other documents delivered to Buyer under this Agreement will be satisfactory in all reasonable respects to Buyer and its counsel.

      27. Selling Parties will have delivered to Buyer, except as otherwise requested by Buyer, the written resignations of all the officers and directors of GLOBAL, and will cause any other action to be taken with respect to these resignations that Buyer may reasonably request, including pre-closing actions as set out in paragraph 5.t of this Agreement.

      28. The closing will take place at the offices of Buyer at 19950 Mariner Avenue, Torrance, California 90503 and shall take place at 5:00 p.m. on the day following receipt of the approval to the change of control from BPPVE but not more than sixty days after the signing of this agreement, except Buyer shall have the right, by written notice to the Selling Parties, to extend the date not to exceed one period of thirty days beyond the initial sixty days and to unilaterally close the transaction at any time under the terms provided for in this Agreement by delivering the consideration due to Shareholders as set out in paragraph 3.a of this Agreement and by making a written good faith offer to comply with all obligations assumed by it under the terms of this Agreement.

      29. At the closing, Shareholders must deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel, against delivery of the items specified in paragraph 2:

            a. A certificate or certificates representing the Shares, registered in the name of Shareholders, duly endorsed by Shareholders for transfer, or accompanied by an assignment of the Shares duly executed by Shareholders.

            b. All GLOBAL records relating to stock issues, redemptions, transfers and shall include the stock ledgers, minute books, and GLOBAL seal.

            c. The GLOBAL's independent public accountants' reviewed financial statements and accompanying report as of March 31, 2004 as provided for in paragraph 5.e. of this agreement.

            d. Except as otherwise specified by Buyer, the written resignations of all the officers and directors of GLOBAL..

            e. A  certificate  executed  by the  President  and Chief  Executive
Officer of GLOBAL certifying that all representations and warranties in this Agreement are true.

            f. A general and special release in the form set forth in Exhibit F.2, in favor of GLOBAL executed by Shareholders and creditors, and dated April 30, 2004.

            g. Shareholders written commitment to indemnify, defend, and hold harmless Buyer against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees that it or GLOBAL may incur or suffer that arise, result from, or relate to any breach of, or failure by Shareholders to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties under this Agreement. Shareholders's liability under this paragraph will not, however, exceed the aggregate amount of $50,000.00. Despite any other provision of this Agreement, Shareholders will not be liable to Buyer on any warranty, representation, or covenant made by Selling Parties in this Agreement, or under any of their indemnities in this Agreement, regarding any single claim, loss, expense, obligation, or other liability that does not exceed $5,000.00; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations, and liabilities exceeds $25,000.00, Shareholders will, subject to the above limitation on their maximum aggregate liability, be liable in full for all his or her breaches and indemnities and all those claims, losses, expenses, obligations, and liabilities.


      30. At the closing, Buyer shall deliver to Shareholders

            a. Buyer's Stock certificate for 100,000 common shares of Stock as provided for in paragraph 3; and

            b. Buyer's undertaking to hold Shareholders harmless from any personal liability arising from the personal guaranties provided by Shareholders to Union Bank of California on behalf of GLOBAL. .

      31. In consideration for the payment by Buyer of $10.00 to Shareholders, to be made on the date of closing, Shareholders agrees that they will not, at any time within the two-year period immediately following the date of closing, directly or indirectly engage in, or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise), that engages in any activity in Orange, Riverside, San Bernardino, Ventura and Kern Counties, California, that is the same as, similar to, or competitive with any activity now engaged in by GLOBAL or any successor in such geographic area.

      The parties intend the covenant contained in the preceding portion of this section to be construed as a series of separate covenants, one for each county specified. Except for geographic coverage, each separate covenant will be considered identical in terms to the covenant contained in the preceding paragraph. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants included in this paragraph, this unenforceable covenant will be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

      Shareholders further agrees not to divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of GLOBAL, including personnel information, secret know-how, customer lists, programs, educational courses or other technical data. Shareholders acknowledge and agree that any information or data they have acquired on any of these matters or items was received in confidence and as a fiduciary of GLOBAL.

      32. Buyer acknowledges that Selling Parties have advised Buyer of GLOBAL's employee benefits, including the medical insurance, annual vacations, and annual discretionary bonuses.

      33. Buyer will indemnify and hold harmless Shareholders against, and in respect of, claims, losses, expenses, costs, obligations, and liabilities it may incur by reason of Buyer's breach of or failure to perform any of its warranties, guaranties, commitments, or covenants in this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, after the date of closing, that constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of any of GLOBAL under any loan agreement, lease, contract, order, or other agreement to which it is a party or by which it is bound at the date, but only to the extent to which Buyer expressly assumes these obligations, duties, and liabilities under this Agreement.

      34. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and coordinated by and between Buyer and Selling Parties. No party will act unilaterally in this regard without the prior written approval of the others; however, this approval will not be unreasonably withheld.

      35. Each party represents and warrants that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and, as far as it knows, no broker or other person is entitled to any commission or finders fee in connection with any of these transactions.

      36. Each party will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in and carrying out the transactions contemplated by this Agreement.

      37. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

      Unless the context clearly requires otherwise:

            a. Plural and singular numbers will each be considered to include the other;

            b. The masculine, feminine, and neuter genders will each be considered to include the others;

            c. The words `shall' `will' `agree' and `covenants' are each mandatory;

            d. The word `may' is permissive;

            e. The word `or' is not exclusive; and

            f. The words `includes' and `including' are not limiting.

      38. This Agreement the entire agreement between the parties pertaining to the subject matter contained in this Agreement and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties. Except as specifically provided for in this Agreement no waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

      39. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

      40. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. No provision gives any third persons any right of subrogation or action against any party to this Agreement.

      41. Except as provided for in paragraph 42 below, any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, will be settled by binding arbitration by a single arbitrator appointed under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The venue of any such arbitration shall be Orange County, California.

      42. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, both parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-defaulting party or parties, in addition to any other available rights or remedies, may sue in a court of law for specific performance or injunctive relief, and the parties each expressly waive the defense that a remedy in damages will be adequate.

      43. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

      44. Subject to the provisions of paragraph 28, relating to the time of closing of this transaction, any party may on the date of closing or earlier terminate this Agreement, without liability to any other party except as specifically provided for in this Agreement:

            a. If any bona fide action or proceeding will be pending against any party on the date of closing that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the performance of this Agreement; or if any agency of the federal or of any state government has objected at or before the date closing to this acquisition or to any other action required by or in connection with this Agreement;

            b. If the legality and sufficiency of all steps taken and to be taken by the parties, their Shareholders and Board of Directors in carrying out this Agreement has not been taken to the satisfaction of counsel of any party; or

            c. If Buyer does not receive within sixty days of the date of this agreement the approval to the transfer of license under the California Bureau of Private Post Secondary Education to change of control of GLOBAL in order it operate the business of GLOBAL in substantially the same manner and offer the same services that are now being offered by GLOBAL. Buyer retains the right to extend the time and or waive this provision as provided for in paragraphs 19.c and 28.

      45. If either Buyer or Selling Parties materially default in the due and timely performance of any of their warranties or agreements under this Agreement, the non-defaulting party or parties may on the date of closing give notice of termination of this Agreement, in the manner provided hereafter. The notice will specify with particularity the default or defaults on which the notice is based. The termination will be effective five days after the giving of such notice, unless the specified default or defaults have been cured on or before this effective date for termination.

      46. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, will survive the closing.

      47. There are no representations or warranties made by any party except as are specifically set forth in this Agreement, or in an instrument, certificate, opinion, or other writing provided for in this Agreement. All statements contained in any of these instruments, certificates, opinions, or other writings will be considered to be representations and warranties under this Agreement. The representations, warranties, and indemnities made by the parties in this Agreement or in instruments, certificates, opinions, or other writings provided for in the agreement to be performed or complied with by the respective parties under it before the date of closing, will be continuing and will survive the closing, but will expire on the second anniversary date following the date of closing, unless a specific claim in writing with respect to these matters has been made, or an action at law or in equity or arbitration has been commenced or filed, before that date. Nothing in this paragraph will affect the obligations and indemnities of the parties with respect to covenants and agreements contained in this Agreement that are permitted to be performed, in whole or in part, after the date of closing.

      All notices, requests, demands, and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Selling Parties at               32 A Mauchley Place
                                    Irvine, CA 92618

                                    Khalid Mahmood
                                    14 Villager
                                    Irvine, CA 92602

                                    Aslam Ali
                                    2504 Wilson Drive
                                    Irvine, CA 92782

To Buyer at:                        Digital Learning Management Corporation.
                                    Att.  President
                                    19950 Mariner Avenue
                                    Torrance, CA 90503

      Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

      This Agreement will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

      If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

      IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Digital Learning Management Corporation.



-----------------------------------------
Aurangzeb Bhatti, President



-----------------------------------------

Global Computer Systems, Inc,

-----------------------------------------
Khalid Mahmood, President

-------------------------------------
Khalid Mahmood, Shareholder

-------------------------
Aslam Ali, Shareholder

                   GENERAL DESCRIPTION OF SCHEDULE OF EXHIBITS


Exhibit A:        Exception in paragraph. 5.a-d

Exhibit B.1:       Financial Statements per paragraph. 5.e

Exhibit B.2:      Certificate of CEO per paragraph. 5.e

Exhibit B.3:      Schedule of debts not on Financial Statements per
                  paragraph 5.h

Exhibit B.4:      List of Insurance Policies, paragraph. 5. r

Exhibit B.5:      List of Officers and directors paragraph 5.z

Exhibit B.6:      List of Employment Contracts paragraph 5.aa

Exhibit C.1:      List of Real Property leased

Exhibit C.2:      List of Personal Property subject to liens or security
                  agreements per paragraph 5.j

Exhibit D.1:      List of Trade names etc. per paragraph 5.m

Exhibit D.2:      List of Patents and Licenses per paragraph 5.n

Exhibit D.3:      Exceptions to undisputed ownership of patents per
                  paragraph 5.n

Exhibit D.4:      List of ownership or license rights per paragraph 5.n

Exhibit E.1:      List of trade secrets etc. per paragraph 5.o

Exhibit E.2:      Exception to ownership rights of trade secrets etc. per
                  paragraph 5.0

Exhibit F.1:      List of enrolled students with course and fee details per
                  paragraph 5.q

Exhibit F.2:      General Release per paragraph 30.f

Exhibit F.3:      Consent of Directors and Shareholders of global

Exhibit G.1:      List of threatened or actual claims per paragraph 5.u